                                                                      Exhibit 12
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                          Statements of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                          ------------------------------------------------------------------------------
                                                          ($ in millions)


                                                                        Twelve Months                     Twelve Months
                                                                      Ended September 30,               Ended December  31,
                                                                 -----------------------------   -------------------------------

                                                                       1994               1993            1993              1992
                                                                       ----               ----            ----              ----
Consolidated Income (Loss) from Continuing Operations
before Income Taxes and Extraordinary Charges . . . . . . . .         410.5              314.3           288.1             161.4

Adjustments:
  Interest during construction  . . . . . . . . . . . . . . .             -                  -               -                 -
  Distributed (Undistributed) equity income . . . . . . . . .          (1.4)                 -            (0.1)             (0.1)
  Fixed charges   . . . . . . . . . . . . . . . . . . . . . .          20.5               85.9           101.5              13.7
                                                                    ---------         ---------        --------         ---------
    Earnings Available  . . . . . . . . . . . . . . . . . . .         429.6              400.2           389.5             175.0
                                                                    ---------         ---------        --------         ---------

Fixed Charges:
  Interest on long-term and short-term debt . . . . . . . . .           0.7                4.0             3.1               4.9
  Other interest  . . . . . . . . . . . . . . . . . . . . . .          19.8               81.9            98.4               8.8
                                                                    ---------         ---------        --------         ---------
    Total Fixed Charges before Adjustments*,**  . . . . . . .          20.5               85.9           101.5              13.7
                                                                    ---------         ---------        --------         ---------

Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . . . . . . .             -                  -               -                 -
                                                                    ---------         ---------        --------          --------
    Total Fixed Charges . . . . . . . . . . . . . . . . . . .          20.5               85.9           101.5              13.7
                                                                    ---------         ---------        --------          --------

Ratio of Earnings Before Taxes to Fixed Charges . . . . . . .         20.96               4.66            3.84             12.77
                                                                    =========         =========        ========          ========
                                                                                   Twelve Months
                                                                                 Ended December  31,
                                                                   -----------------------------------------------

                                                                           1991            1990              1989
                                                                           ----            ----              ----
Consolidated Income (Loss) from Continuing Operations
before Income Taxes and Extraordinary Charges . . . . . . . .          (1,205.8)          162.6             215.1

Adjustments:
  Interest during construction  . . . . . . . . . . . . . . .              (3.4)          (10.0)             (4.0)
  Distributed (Undistributed) equity income . . . . . . . . .              (2.4)            2.9              (3.2)
  Fixed charges   . . . . . . . . . . . . . . . . . . . . . .             139.9           182.5             208.8
                                                                       ---------       ---------         ---------
    Earnings Available  . . . . . . . . . . . . . . . . . . .          (1,071.7)          338.0             416.7
                                                                       ---------       ---------         ---------

Fixed Charges:
  Interest on long-term and short-term debt . . . . . . . . .             112.4           170.6             159.7
  Other interest  . . . . . . . . . . . . . . . . . . . . . .              27.6            10.5              48.0
                                                                       ---------       ---------         ---------
    Total Fixed Charges before Adjustments*,**  . . . . . . .             140.0           181.1             207.7
                                                                       ---------       ---------         ---------

Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . . . . . . .              (0.1)            1.4               1.1
                                                                       ---------       ---------          --------
    Total Fixed Charges . . . . . . . . . . . . . . . . . . .             139.9           182.5             208.8
                                                                       ---------       ---------         ---------

Ratio of Earnings Before Taxes to Fixed Charges . . . . . . .            N/A(a)            1.85              2.00
                                                                       =========       =========         =========


(a) To achieve a one-to-one coverage, the Corporation would need an additional $1,211.6 million of earnings.

 * This amount excludes approximately $218 million of estimated interest expense not recorded in the twelve months ended September 30, 1994, $222 million of estimated interest expense not recorded in the twelve months ended September 30, 1993, $212 million, $225 million and $86 million of estimated interest expense not recorded for 1993, 1992 and 1991. Reference is made to the Statements of Consolidated Income for the quarterly period ended September 30, 1994, as reported in Form 10-Q and to Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993.

** This amount excludes $8.6 million and $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended September 30, 1994 and September 30, 1993, respectively. Also excluded are $8.6 million, $8.6 million, $8.8 million and $6.7 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1993, 1992, 1991 and 1990, respectively. See Note 9 of the Notes to Consolidated Financial Statements of the Corporation's Annual Report to Shareholders.